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                                                                      EXHIBIT 12

                        BALLY ENTERTAINMENT CORPORATION


                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED

                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                 (ALL DOLLAR AMOUNTS IN THOUSANDS) (UNAUDITED)


                                                     SIX MONTHS ENDED
                                                         JUNE 30,                     YEARS ENDED DECEMBER 31,
                                                    ------------------   ---------------------------------------------------
                                                     1995       1994       1994       1993      1992       1991       1990
                                                    -------   --------   --------   --------   -------   --------   --------
Income (loss) from continuing operations before
  income taxes and minority interests.............  $22,934   $ (3,721)  $  6,078   $ 15,070   $(7,270)  $(50,917)  $(82,706)
Add:
  Interest expense(1).............................   64,606     65,083    130,834     92,876    93,795    117,156    136,941
  Amortization of capitalized interest............      534        443        915        849       839        828        645
  Interest component of rent expense(2)...........      570        566      1,132        421       231      1,015      1,939
  Preferred stock dividends of subsidiaries.......      467
                                                    -------   --------   --------   --------   -------   --------   --------
Earnings available for combined fixed charges and
  preferred stock dividends.......................  $89,111   $ 62,371   $138,959   $109,216   $87,595   $ 68,082   $ 56,819
                                                    =======   ========   ========   ========   =======   ========   ========
Fixed charges:
  Interest expense(1).............................  $64,606   $ 65,083   $130,834   $ 92,876   $93,795   $117,156   $136,941
  Capitalized interest............................    2,036      1,386      2,067        422        74        149      2,557
  Interest component of rent expense(2)...........      570        566      1,132        421       231      1,015      1,939
  Preferred stock dividends(3)....................    2,737      1,389      5,490      4,300     2,778      2,778      4,819
                                                    -------   --------   --------   --------   -------   --------   --------
Combined fixed charges and preferred
  stock dividends.................................  $69,949   $ 68,424   $139,523   $ 98,019   $96,878   $121,098   $146,256
                                                    =======   ========   ========   ========   =======   ========   ========
Ratio of earnings to combined fixed charges and
  preferred stock dividends.......................      1.3x        (4)       1.0x       1.1x       (4)        (4)        (4)



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(1) Includes amortization of debt issuance costs and discount.
(2) Assumed interest component to be one-third of rent expense.

(3) Includes preferred stock dividend requirements of Bally Entertainment Corporation and its subsidiaries.


(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends for the six months ended June 30, 1994 by $6,053 and for the years ended December 31, 1992, 1991 and 1990 by $9,283, $53,016, and
    $89,437, respectively.